STOCK PURCHASE AGREEMENT


                           between


                 THE CONTINENTAL CORPORATION


                             and


                  THE SELLING STOCKHOLDERS
                        NAMED HEREIN


                  Dated as of July 28, 1993




                  STOCK PURCHASE AGREEMENT


                      TABLE OF CONTENTS


Section                                                 Page


1.   PURCHASE OF SHARES AND CLOSING
     1.1.  Purchase of Shares. . . . . . . . . . . . . .   2
     1.2.  Consideration . . . . . . . . . . . . . . . .   2
     1.3.  Closing . . . . . . . . . . . . . . . . . . .   2

2.   REPRESENTATIONS AND WARRANTIES
       OF THE SELLING STOCKHOLDERS
     2.1.  Title to Shares . . . . . . . . . . . . . . .   3
     2.2.  Organization and Standing . . . . . . . . . .   3
     2.3.  Authority . . . . . . . . . . . . . . . . . .   3
     2.4.  Other Representations and Warranties. . . . .   4

3.   REPRESENTATIONS AND WARRANTIES OF
       CONTINENTAL
     3.1.  Organization and Standing . . . . . . . . . .   4
     3.2.  Authority . . . . . . . . . . . . . . . . . .   4
     3.3.  Other Representations and Warranties. . . . .   5

4.   CONDITIONS TO OBLIGATIONS OF CONTINENTAL
     4.1.  Compliance with Agreement . . . . . . . . . .   5
     4.2.  Representations and Warranties. . . . . . . .   5
     4.3.  Opinion of Counsel for the
             Selling Stockholders. . . . . . . . . . . .   5
     4.4.  Approvals . . . . . . . . . . . . . . . . . .   6
     4.5.  Absence of Certain Litigation . . . . . . . .   6
     4.6.  Transfer Taxes. . . . . . . . . . . . . . . .   6
     4.7.  Other Conditions. . . . . . . . . . . . . . .   6

5.   CONDITIONS TO OBLIGATIONS OF
       THE SELLING STOCKHOLDERS
     5.1.  Compliance with Agreement . . . . . . . . . .   7
     5.2.  Representations and Warranties. . . . . . . .   7
     5.3.  Opinion of Counsel for Continental. . . . . .   7
     5.4.  Approvals . . . . . . . . . . . . . . . . . .   7
     5.5.  Absence of Certain Litigation . . . . . . . .   7
     5.6.  Transfer Taxes. . . . . . . . . . . . . . . .   8
     5.7.  Other Conditions. . . . . . . . . . . . . . .   8

6.   COVENANTS
     6.1.  Covenants Pending the Closing . . . . . . . .   8
           (a)  Filings and Approvals. . . . . . . . . .   8
           (b)  Reasonable Efforts . . . . . . . . . . .   8
           (c)  Publicity. . . . . . . . . . . . . . . .   9
           (d)  FIRPTA . . . . . . . . . . . . . . . . .   9
     6.2.  Additional Covenants. . . . . . . . . . . . .   9
           (a)  Further Assurances . . . . . . . . . . .   9
           (b)  Performance of Agreement . . . . . . . .   9
           (c)  Closing of Agreements. . . . . . . . . .   9

7.   TERMINATION, AMENDMENT, WAIVERS
     7.1.  Termination . . . . . . . . . . . . . . . . .  10
     7.2.  Amendment . . . . . . . . . . . . . . . . . .  10
     7.3.  Waivers . . . . . . . . . . . . . . . . . . .  11

8.   INDEMNIFICATION
     8.1.  Survival of Representations, Etc. . . . . . .  11
     8.2.  Indemnification . . . . . . . . . . . . . . .  11
     8.3.  Indemnification Procedures. . . . . . . . . .  12
     8.4.  Tax Indemnification . . . . . . . . . . . . .  14

9.   OPTION
     9.1.  Exercise of Option. . . . . . . . . . . . . .  17
     9.2.  Option Closing. . . . . . . . . . . . . . . .  17
     9.3.  Conditions to Option Closing. . . . . . . . .  18
     9.4.  Further Assurances. . . . . . . . . . . . . .  19
     9.5.  Effect of Exercise. . . . . . . . . . . . . .  19
     9.6.  Termination of Option . . . . . . . . . . . .  20

10.  MISCELLANEOUS PROVISIONS
     10.1.  Expenses . . . . . . . . . . . . . . . . . .  20
     10.2.  Notices. . . . . . . . . . . . . . . . . . .  20
     10.3.  Entire Agreement . . . . . . . . . . . . . .  21
     10.4.  No Third Party Beneficiaries . . . . . . . .  21
     10.5.  No Assignment. . . . . . . . . . . . . . . .  21
     10.6.  Governing Law. . . . . . . . . . . . . . . .  22
     10.7.  Counterparts . . . . . . . . . . . . . . . .  22
     10.8.  Headings . . . . . . . . . . . . . . . . . .  22


EXHIBIT A - [Reserved]
EXHIBIT B - Opinion of Sullivan & Cromwell
EXHIBIT C - Opinion of Debevoise & Plimpton
EXHIBIT D - Officer's Certificate

SCHEDULE 1.2 - Selling Stockholders
SCHEDULE 2.1 - Liens on Shares



                  STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT (the "Agreement") dated as of July 28, 1993, among THE CONTINENTAL CORPORATION, a
New York corporation ("Continental"), and GOLDMAN, SACHS &
CO. and certain funds which Goldman, Sachs & Co. either control or of which they are general partner (together, the "Selling Stockholders").


                    W I T N E S S E T H:


          WHEREAS, Continental and the Selling Stockholders together hold approximately 90% of the issued and outstanding capital stock of Underwriters Re Holdings Corporation, a Delaware corporation ("Underwriters Re"); Underwriters Re is the owner of all of the issued and outstanding capital stock of Underwriters Re Corporation, a Delaware corporation ("Underwriters Re Corporation"); Underwriters Re Corporation is the owner of all of the issued and outstanding capital stock of Underwriters Reinsurance Company, a New Hampshire insurance company ("Underwriters Reinsurance"), and URC Risk Managers, Inc., a Delaware corporation ("URC"); and Underwriters Reinsurance is the owner of all of the issued and outstanding capital stock of Commercial Underwriters Insurance Company, a California insurance company ("Commercial Underwriters") (Underwriters Re, Underwriters Re Corporation, Underwriters Reinsurance, URC and Commercial Underwriters, together referred to as the "Companies");

          WHEREAS, Continental, the Selling Stockholders, Underwriters Re and Underwriters Re Corporation are entering into a Stock Purchase Agreement, dated as of July 28, 1993, with Alleghany Corporation, a Delaware corporation ("Alleghany"), providing for the purchase by Alleghany of all of the issued and outstanding capital stock of New Holding Corporation, a Delaware corporation ("NHC") to be formed to hold all of the issued and outstanding capital stock of Underwriters Reinsurance (in the form executed by the parties today, the "Alleghany Stock Purchase Agreement");

          WHEREAS, Underwriters Re has a total of 8,877,772 issued and outstanding shares of common stock, par value
$.01 per share (the "Common Stock");

          WHEREAS, Continental presently holds 3,991,228 shares of Common Stock;

          WHEREAS, Continental is entering into a management stock purchase agreement with the management stockholders of Underwriters Re, providing for the purchase by Continental or a subsidiary of Continental designated by Continental at or prior to the closing under the Alleghany Stock Purchase Agreement (the "Alleghany Closing") of the shares of Common Stock currently owned by such stockholders and to be owned by them upon exercise of all outstanding stock options held by them; and

          WHEREAS, Continental desires to purchase from the Selling Stockholders and the Selling Stockholders desire to sell to Continental 3,991,228 shares of Common Stock, which are held by the Selling Stockholders (the "Shares");

          NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions contained herein, the parties hereto agree as follows:


1.   PURCHASE OF SHARES AND CLOSING.

          1.1. Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), each Selling Stockholder, severally and not jointly, agrees to sell, convey, assign, transfer and deliver such Selling Stockholder's Shares to Continental, or a subsidiary of Continental designated by Continental, and Continental, or such subsidiary, shall acquire from each Selling Stockholder such Selling Stockholder's Shares.

          1.2. Consideration. At the Closing, Continental shall pay to each of the Selling Stockholders an amount equal to $23.50 per Share multiplied by the number of Shares set forth opposite the name of such Selling Stockholder on
Schedule 1.2, for an aggregate consideration for all the Shares of Ninety-three Million Seven Hundred Ninety-three Thousand Eight Hundred Fifty-eight Dollars ($93,793,858) (the "Consideration").

          1.3.  Closing.  The purchase and sale of the
Shares pursuant to this Agreement (the "Closing") shall take place one business day prior to such time and at such place as is set for the Alleghany Closing and after satisfaction or waiver of the conditions precedent therefor (the "Closing Date"), or on such other date as the parties hereto agree in writing; provided, that both the Closing and the Option Closing (as defined below) must occur (i) on or before November 26, 1993 or (ii) after such date and on or before December 31, 1993. At the Closing, (i) each Selling Stockholder shall deliver to Continental a certificate or certificates representing the Shares owned by such Selling Stockholder, duly endorsed in blank or with appropriate stock powers attached, free and clear of all liens, security interests, pledges, agreements, claims, charges, options or encumbrances of any nature whatsoever (collectively, "Liens"), and (ii) Continental shall make payment to each Selling Stockholder of such Selling Stockholder's portion of the Consideration by certified or official bank check or checks, payable to the order of such Selling Stockholder in New York Clearing House (next day) funds as is set forth on
Schedule 1.2 opposite the name of such Selling Stockholder.


2.   REPRESENTATIONS AND WARRANTIES
     OF THE SELLING STOCKHOLDERS.

          Each Selling Stockholder, severally and not jointly, represents and warrants to Continental as follows:

          2.1. Title to Shares. Such Selling Stockholder owns beneficially and of record, free and clear of all Liens, or owns of record and has full power and authority to convey free and clear of all Liens, in each case except for Liens set forth in Schedule 2.1, all of the Shares owned by such Selling Stockholder as set forth in Schedule 2.1. Upon delivery of the Consideration as herein provided, such Selling Stockholder will convey good title thereto, free and clear of all Liens.

          2.2.  Organization and Standing.  Such Selling
Stockholder is duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite partnership power and authority to enter into this Agreement and to perform its obligations hereunder.

          2.3. Authority. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action on the part of such Selling Stockholder. This Agreement constitutes a legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          2.4. Other Representations and Warranties. The representations and warranties of such Selling Stockholder in Section 3.1 (Consents and Approvals) and the third sentence of Section 5.2 (Authority) of the Alleghany Stock
Purchase Agreement are hereby incorporated by reference, including the schedules relating thereto, and such Selling
Stockholder represents and warrants the same to Continental
(subject to the exceptions and qualifications set forth in such representations and warranties and schedules, mutatis mutandis), as if set out herein at length save that identical terms defined both therein and herein shall be deemed to have the respective meanings ascribed thereto in this Agreement and all uses therein of the word "hereby" shall refer to this Agreement.


3.   REPRESENTATIONS AND WARRANTIES OF CONTINENTAL.

          Continental represents and warrants to each of the Selling Stockholders as follows:

          3.1. Organization and Standing. Continental is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

          3.2. Authority. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Continental. This Agreement constitutes a legal, valid and binding obligation of Continental, enforceable against Continental in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          3.3. Other Representations and Warranties. The representations and warranties of Continental in Section 3.1 (Consents and Approvals) and the third sentence of
Section 4.2 (Authority) of the Alleghany Stock Purchase Agreement are hereby incorporated by reference, including the schedules relating thereto, and Continental represents and warrants the same to each of the Selling Stockholders (subject to the exceptions and qualifications set forth in such representations and warranties and schedules, mutatis mutandis), as if set out herein at length save that identical terms defined both therein and herein shall be deemed to have the respective meanings ascribed thereto in this Agreement and all uses therein of the word "hereby" shall refer to this Agreement.


4.   CONDITIONS TO OBLIGATIONS OF CONTINENTAL.

          The obligations of Continental under this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

          4.1.  Compliance with Agreement.  Each of the
Selling Stockholders shall have performed and complied in all material respects with all the obligations required by this Agreement to be performed or complied with by each of them on or before the Closing Date, and Continental shall have received from each of the Selling Stockholders at the Closing a certificate, dated the Closing Date, to that effect. Attached to such certificate shall be a certified copy of the determination of a general partner of each of the Selling Stockholders, in each case authorizing this Agreement and the transactions contemplated hereby.

          4.2.  Representations and Warranties.  The
representations and warranties made by each of the Selling
Stockholders in Section 2 of this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of such time. Continental shall have received from each of the Selling Stockholders at the Closing a certificate, dated the Closing Date, to that effect.

          4.3.  Opinion of Counsel for the Selling
Stockholders. Continental shall have received an opinion from Sullivan & Cromwell, counsel for the Selling
Stockholders, dated the Closing Date and substantially to the effect set forth in Exhibit B hereto.

          4.4. Approvals. All Alleghany Approvals and all Sellers Approvals (as such terms are defined in the Alleghany Stock Purchase Agreement) shall have been obtained and be in full force and effect on the Closing Date.
Without limiting the generality of the foregoing, Continental shall have received the requisite approvals of the consummation of the purchase and sale of the Shares, and the transactions contemplated hereby, from the relevant state insurance regulatory authorities, and such approvals shall be in full force and effect, and no such approvals shall impose upon Continental or any of the Companies any conditions which materially adversely impair the ability of the Companies to conduct their business in substantially the same manner as such business is presently being conducted.

          4.5.  Absence of Certain Litigation.  On the
Closing Date (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided or compels or would compel Continental to dispose of or discontinue a significant portion of the business conducted by Continental and its subsidiaries or of the business conducted by the Companies as a result of the consummation of the transactions contemplated hereby; and (ii) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any state (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated hereby or asserts the illegality of any material transaction contemplated hereby.

          4.6.  Transfer Taxes.  Each of the Selling
Stockholders shall have paid, or caused to be paid, all stock transfer and other transfer taxes required to be paid in connection with the sale and delivery to Continental of the Shares owned by such Selling Stockholder, and shall have caused all appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered by such Selling Stockholder.

          4.7. Other Conditions. All conditions to the obligations of Alleghany in Sections 7 and 8 of the Alleghany Stock Purchase Agreement (other than the condition in Section 7.8 thereof) shall have been satisfied or waived.


5.   CONDITIONS TO OBLIGATIONS OF
     THE SELLING STOCKHOLDERS.

          The obligations of the Selling Stockholders under this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

          5.1. Compliance with Agreement. Continental shall have performed and complied in all material respects with all the obligations required by this Agreement to be performed or complied with by it on or before the Closing Date, and each Selling Stockholder shall have received from Continental at the Closing a certificate, dated the Closing Date, to that effect. Attached to such certificate shall be a certified copy of the resolutions of the Board of Directors of Continental authorizing this Agreement and the transactions contemplated hereby.

          5.2.  Representations and Warranties.  The
representations and warranties made by Continental in
Section 3 of this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of such time. The Selling Stockholders shall have received from Continental at the Closing a certificate, dated the Closing Date, to that effect.

          5.3. Opinion of Counsel for Continental. The Selling Stockholders shall have received an opinion from Debevoise & Plimpton, special counsel for Continental, dated the Closing Date and substantially to the effect set forth in Exhibit C hereto.

          5.4.  Approvals.  All Alleghany Approvals and all
Sellers Approvals (as such terms are defined in the Alleghany Stock Purchase Agreement) shall have been obtained and be in full force and effect on the Closing Date.

          5.5.  Absence of Certain Litigation.  On the
Closing Date (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided or compels or would compel Continental to dispose of or discontinue a significant portion of the business conducted by Continental and its subsidiaries or of the business conducted by the Companies as a result of the consummation of the transactions contemplated hereby; and (ii) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any state (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated hereby or asserts the illegality of any material transaction contemplated hereby.

          5.6.  Transfer Taxes.  Continental shall have
filed, independently or jointly with each Selling
Stockholder, as the law requires, all real property and other transfer tax filings required to be filed by or with the cooperation of Continental in connection with the sale and delivery to Continental of the Shares.

          5.7. Other Conditions. All conditions to the obligations of Continental and the Selling Stockholders in
Section 9 of the Alleghany Stock Purchase Agreement (other than the condition in Section 9.7 thereof) shall have been satisfied or waived.


6.   COVENANTS.

          6.1. Covenants Pending the Closing. From and after the date hereof and until the Closing Date Continental and each of the Selling Stockholders agrees, severally and not jointly, that:

          (a)  Filings and Approvals.  The Selling
     Stockholders and Continental shall duly make all regulatory filings required to be made by each in respect of this Agreement or the transactions contemplated hereby and shall use their reasonable efforts to assist Alleghany in obtaining, all Alleghany
     Approvals.

          (b) Reasonable Efforts. Each of Continental and the Selling Stockholders agrees to use its reasonable efforts to take such reasonable action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby as promptly as reasonably practicable.

          (c) Publicity. Except as required by law, the parties agree to notify each other prior to issuing any press release or making any public statement regarding the transactions contemplated hereby, and will attempt to obtain the reasonable approval of the other parties hereto prior to making such release or statement.

          (d) FIRPTA. On or prior to the Closing Date, each of the Selling Stockholders shall provide
     Continental with a certificate of its non-foreign status that meets the requirements of Section 1.1445-
     2(b)(2)(i) of the Internal Revenue Service treasury regulations.

          6.2.  Additional Covenants.

          (a)  Further Assurances.  Each of the Selling
     Stockholders agrees that it will from time to time at and subsequent to the Closing Date, at the request of Continental and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Continental may reasonably request in order more effectively to convey, assign, transfer to and vest in Continental, or any of Continental's wholly owned subsidiaries designated hereunder, the Shares and the right to operate the businesses of the Companies.

          (b) Performance of Agreement. From and after the Closing Date, each of Continental and the Selling Stockholders agrees to use its reasonable efforts to perform its obligations under the Alleghany Stock Purchase Agreement and to cause the actions specified in Sections 10.2(f) and 10.2(g) of the Alleghany Stock Purchase Agreement to occur not more than two business days before the Alleghany Closing.

          (c) Closing of Agreements. From and after the Closing Date, Continental agrees to use its reasonable efforts to cause (i) the closing under the Management
     Stock Purchase Agreement to occur on the date of, and immediately prior to, the closing under the Stock
     Purchase Related Agreement and (ii) the closing under the Stock Purchase Related Agreement to occur on the date of, and immediately prior to or simultaneously with, the closing under the Alleghany Stock Purchase
     Agreement (each such capitalized term having the meaning ascribed thereto in the Alleghany Stock
     Purchase Agreement).


7.   TERMINATION, AMENDMENT, WAIVERS.

          7.1.  Termination.  At any time prior to the
Closing Date, this Agreement may be terminated:

           (i) by mutual written consent of the parties hereto;

          (ii)  by Continental at any time after
     December 31, 1993, if any of the conditions set forth in Section 4 hereof have not been met and have not been waived in writing by Continental; or

          (iii) by any of the Selling Stockholders at any time after December 31, 1993, if any of the conditions set forth in Section 5 hereof have not been met and have not been waived in writing by each of the Selling
     Stockholders.

In the event of any termination pursuant to this Section 7.1 this Agreement shall thereupon become void and of no further force or effect and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors and partners in respect hereof or of any representation, warranty, covenant or agreement contained herein except for the last sentence of
Section 8.2(c), which shall survive such termination, and except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the aggrieved party may recover from the breaching party or parties its out-of-pocket expenses (including reasonable fees and disbursements of counsel, but excluding lost profit and consequential damages) reasonably and actually incurred by such party in connection with this Agreement and the transactions contemplated hereby.

          7.2. Amendment. This Agreement may be amended, modified, superseded or supplemented only by an instrument in writing executed and delivered on behalf of each of the parties hereto.

          7.3. Waivers. The representations, warranties, covenants or conditions of this Agreement may be waived only by a written instrument executed by the party so waiving. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of any condition, or breach of any term, covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other condition or of the breach of any other term, covenant, agreement, representation or warranty contained in this Agreement.


8.   INDEMNIFICATION.

          8.1.  Survival of Representations, Etc.  The
representations and warranties, covenants and obligations of each of the Selling Stockholders and Continental contained herein shall not survive the Closing Date, except that the representations and warranties contained in Section 2.2 (Title to Shares) and the covenants contained in Section 6.2 shall survive the Closing Date, without regard to any investigation made by the parties hereto.

          8.2.  Indemnification.

          (a) Each Selling Stockholder shall, severally and not jointly, indemnify Continental and each of the Companies and their affiliates for any damage, claim, liability or expense, including without limitation, interest, penalties and reasonable attorneys' fees, but excluding lost profit and consequential damages (collectively "Damages"), arising out of the breach by such Selling Stockholder of any warranty, representation, covenant or agreement contained in this Agreement which survives the Closing. Continental shall indemnify each of the Selling Stockholders for any Damages arising out of the breach of any representation, warranty, covenant or agreement of Continental contained in this Agreement which survives the Closing.

          (b) Continental shall indemnify each Selling Stockholder for any Damages arising out of Alleghany's purchase of the outstanding capital stock of NHC that any such Selling Stockholder would not have incurred if Alleghany had acquired approximately 93% of the outstanding capital stock of Underwriters Re at the closing pursuant to the Alleghany Stock Purchase Agreement (which percentage includes the stock of Underwriters Re to have been acquired from the management stockholders of Underwriters Re), and no changes had occurred in the ownership of Underwriters Re capital stock prior to such closing.

          (c) Continental shall indemnify each Selling Stockholder for any Damages or diminution or impairment of any rights, assets or benefits possessed by such Selling Stockholder in respect of such Selling Stockholder's Shares immediately prior to the Closing (except with respect to taxes that are provided for in Section 8.4 of this Agreement) arising out of (i) the Companies having been majority-owned subsidiaries of Continental prior to the Option Closing (as defined below), including without limitation liabilities of Continental and its affiliates arising under the Internal Revenue Code of 1986, as amended (the "Code"), or the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), by application of the aggregation rules of Section 414 of the Code or Section 4001 of ERISA or (ii) Continental's purchase of such Selling Stockholder's Shares at the Closing and such Selling Stockholders' repurchase thereof at the Option Closing, that such Selling Stockholder would not have incurred if the Closing and the Option Closing had not occurred. Continental shall indemnify each Selling Stockholder for any Damages or diminution or impairment of any rights, assets or benefits possessed by such Selling Stockholder in respect of such Selling Stockholder's Shares immediately prior to the time any action is taken that is required to be taken pursuant to Sections 10.2(f) and 10.2(g) of Alleghany Stock Purchase Agreement arising out of the taking of such action in the event that (i) the Closing does not occur or (ii) the Closing and the Option Closing both occur.

          8.3.  Indemnification Procedures.

          (a) Any party hereto entitled to indemnification pursuant to Section 8.2 hereof (the "Indemnitee") shall promptly notify the party or parties responsible for such indemnification (the "Indemnitor") if the Indemnitee becomes aware of any Damages with respect to which indemnity may be asserted; and the failure to give such notice promptly shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor is prejudiced thereby. Promptly after (x) the receipt by an Indemnitee of notice under
     Section 8.2 hereof of any third party claim or (y) the commencement of any action or proceeding the Indemnitee will, if a claim with respect thereto is to be made against the Indemnitor, give the Indemnitor written notice in reasonable detail of such claim or the commencement of such action or proceeding and shall permit the Indemnitor to assume the defense of any such claim or any litigation resulting from such claim. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such action within a reasonable time, but in no event more than thirty days after notice thereof shall have been given to the Indemnitor, shall be deemed a waiver by the Indemnitor of its right to defend such action.

          (b) If the Indemnitor assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnitor as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding Indemnitee harmless from and against any and all losses, damages and liabilities caused by, arising out of or relating to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitee may participate, at its expense, in the defense of such claim or litigation provided that the Indemnitor shall direct and control the defense of such claim or litigation. The Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement other than a judgment or settlement involving only the payment of money, except with the written consent of Indemnitee, which consent shall not be unreasonably withheld.

          (c)  If the Indemnitor shall not assume the
     defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate. The Indemnitee shall not enter into any settlement of such claim or litigation without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor shall promptly reimburse the Indemnitee for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnitee in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any judgment rendered with respect to such claim or in such litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnitee in the defense of such claim or litigation.

          (d) No indemnification amount shall be payable to or by any Selling Stockholder pursuant to this
     Section 8 in an amount in excess of the portion of the Consideration payable to such Selling Stockholder hereunder.

          8.4.  Tax Indemnification.

          (a) If the Option Closing occurs, Continental shall indemnify and hold harmless each of the Selling Stockholders on an after-tax basis from and against any taxes, including interest and penalties, imposed on such Selling Stockholder or any partner (as defined in Section 6231(a)(2) of the Code) of such Selling Stockholder (hereinafter a "Partner") that would not have been imposed but for the sale of the Shares by such Selling Stockholder at the Closing and the repurchase thereof at the Option Closing; provided, that if such Selling Stockholder or such Partner subsequently realizes any reduction in taxes (on a sale of such Shares, or of any property the basis of which is determined by reference to such Shares, or otherwise) that would not have been realized but for such sale of the Shares at the Closing, or if such Selling Stockholder or such Partner shall receive a refund or credit with respect to any taxes for which Continental has made a payment pursuant to this Section 8.4, then such Selling Stockholder shall pay to Continental the amount of such reduction in taxes, refund or credit, plus the reduction in taxes realized by such Selling Stockholder or such Partner as a result of such Selling Stockholder's payment to Continental; and provided, further, that such Selling Stockholder shall not be required to pay to Continental pursuant to the previous proviso amounts in excess of the amounts received by such Selling Stockholder from Continental pursuant to this Section 8.4.

          (b)  Continental shall be obligated to make
     payments to a Selling Stockholder pursuant to Section
     8.4(a) only if and to the extent that:

                (i) such Selling Stockholder and Partners of such Selling Stockholder (to the extent of such Partners' interests in such Selling Stockholder) report the transactions contemplated by this Agreement on all federal, state and local tax returns and reports (including reports to Partners) in a manner that does not show liability for taxes for which Continental is responsible pursuant to this Section 8.4; provided, that this clause (i) shall not apply with respect to a return or report if and to the extent that such Selling Stockholder or such Partner provides to Continental, at least 30 days before the filing of such return or report, an opinion of independent tax counsel to the effect that (x) in the case of federal income tax returns and all other returns and reports on which the transactions contemplated by this Agreement may be reported in accordance with their Federal income tax treatment, there is no substantial authority (within the meaning of Section 6662 of the Code) for reporting in accordance with this clause (i) because of a change in law that became effective after the date hereof, and (y) in the case of all other returns and reports, there is no substantial authority (within the meaning of Section 6662 of the Code) for reporting in accordance with this clause (i); and

               (ii) (x) such Selling Stockholder or any affected Partner of such Selling Stockholder, as the case may be, provides Continental with prompt notice of the commencement of any audit or other administrative or judicial proceeding which could give rise to a claim for payment against Continental pursuant to this Section 8.4, (y) such Selling Stockholder and each Partner of such Selling Stockholder (to the extent relevant) consults with Continental and provides such cooperation and information as Continental reasonably requests in connection with the conduct of such audit or other proceeding, considers in good faith Continental's opinions and requests with respect thereto, and takes such actions to contest any proposed adjustment as it would with respect to any other item of equal magnitude for which such Selling Stockholder or such Partner (to the extent relevant) would be responsible without the possibility of indemnification; provided, that such Selling Stockholder or such Partner (to the extent relevant) shall control such audit or other proceeding, including the choice of counsel and forum.

          (c)  For purposes of this Section 8.4, in
     calculating the amount of any income taxes imposed on a Partner and the amount of any reduction in taxes realized by such Partner for purposes of this Section 8.4, it shall be assumed that such Partner, (i) if it is a Partner in BROAD STREET INVESTMENT FUND I, L.P. or is Goldman, Sachs & Co., pays tax at the highest marginal federal, New York State and New York City tax rates applicable to corporations on the type of income affected, and (ii) if it is a Partner in STONE STREET FUND 1986, STONE STREET FUND 1987, BRIDGE STREET FUND 1986 or BRIDGE STREET FUND 1987, pays tax at the highest marginal federal, New York State and New York City tax rates applicable to individuals on the type of income affected, in each case taking into account the deductibility of New York State and New York City income taxes for federal income tax purposes and the deductibility of New York City income taxes for New York State corporate income tax purposes.

          (d)  Any payment required to be made by
     Continental pursuant to this Section 8.4 shall be made no later than 5 business days prior to the time that the payment of taxes to which such payment relates is required to be made. If such taxes are contested without the prior payment of any amounts to the relevant taxing authority, the payment pursuant to this
     Section 8.4 with respect to such taxes shall not be required to be made until 10 business days after a final determination of the amount of such tax is made. Any payment required to be made by any Selling Stockholder to Continental pursuant to this Section 8.4 shall be made no later than (x) in the case of a reduction of taxes, the due date (not including extensions) for the filing of the return reflecting the reduction of taxes to which such payment relates, and
     (y) in the case of a refund or credit, the date such refund is received from or credit is made by the relevant taxing authority.

          (e) All payments made to a Selling Stockholder with respect to taxes of a Partner of such Selling
     Stockholder shall discharge Continental's obligation to such Partner with respect to such taxes.


9.   OPTION.

          9.1.  Exercise of Option.  If the Alleghany
Closing shall not have occurred within seven business days following the Closing hereunder (the "Option Period"), except if the failure of the Alleghany Closing to occur within the Option Period results solely from the breach by Continental of any representation, warranty, covenant or agreement of Continental contained in the Alleghany Stock
Purchase Agreement, Continental shall have the right (the
"Option") to require all, but not less than all, of the Selling Stockholders to purchase, and upon the exercise of such right each Selling Stockholder shall purchase, subject to the terms and conditions set forth in this Section 9 and having the effect set forth in Section 9.5, from Continental, all, but not less than all, of the Shares
Continental purchased from such Selling Stockholder at the Closing (the "Option Shares") at a price equal to the Consideration paid to such Selling Stockholder at the Closing (the "Option Price"). To exercise the Option,
Continental shall deliver to each Selling Stockholder an irrevocable written notice to such effect no later than the last day of the Option Period (the "Option Notice").

          9.2. Option Closing. If Continental exercises the Option, the closing of the purchase of the Option Shares shall, subject to the terms and conditions set forth in this
Section 9, take place at such time and place as is indicated in the Option Notice (but in no event later than five business days after the delivery of the Option Notice) or as Continental and the Selling Stockholders may agree (the "Option Closing"), provided that the timing of the Option Closing must comply with the proviso to Section 1.3. At the Option Closing, Continental shall sell, convey, transfer and deliver to each Selling Stockholder full right, title and interest in and to all of the Option Shares to be sold to such Selling Stockholder, free and clear of all Liens, and shall deliver a certificate or certificates representing such Option Shares duly endorsed for transfer or accompanied by appropriate stock powers duly endorsed for transfer. The cost of any stock transfer tax stamps or any other transfer tax payable, if any, in connection with the purchase of Option Shares by the Selling Stockholder purchasing the same shall be borne by, and the right to receive any refund in respect thereof shall inure to the benefit of, such Selling Stockholder. At the Option Closing, each Selling Stockholder shall pay to Continental by wire transfer in immediately available funds to such account or accounts as was designated to such Selling Stockholder by Continental in the Option Notice an amount equal to the Option Price of the Option Shares being purchased by such Selling Stockholder.

          9.3.  Conditions to Option Closing.  The
obligations of the Selling Stockholders under this Section 9 are subject to the satisfaction, on or before the date of the Option Closing (the "Option Closing Date"), of each of the following conditions:

          (a) Compliance with Agreement. Each Selling Stockholder shall have received from Continental at the Option Closing a certificate, dated the Option Closing Date and executed by an executive officer of Continental, substantially in the form of Exhibit D hereto (the "Officer's Certificate"), to the effect that Continental shall have performed and complied in all material respects with all the obligations required by this Agreement to be performed or complied with by it on or before the Option Closing Date.

          (b)  Representations and Warranties.  The
     Officer's Certificate shall be to the effect that the representations and warranties made by Continental in
     Section 3 hereof shall be true and correct in all material respects as of the Option Closing Date.

          (c) Absence of Certain Litigation. On the Option Closing Date (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided or compels or would compel the Companies to dispose of or discontinue a significant portion of the business conducted by the Companies as a result of the consummation of the transactions contemplated hereby; and (ii) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any state (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated hereby or asserts the illegality of any material transaction contemplated hereby.

          (d) Transfer Taxes. Continental shall have paid, or caused to be paid, all stock transfer and other transfer taxes required to be paid in connection with the sale and delivery to the Selling Stockholders of the Shares, and shall have caused all appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.

          9.4. Further Assurances. Continental agrees that it will from time to time at and subsequent to the Option Closing Date, at the request of any Selling Stockholder and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as such Selling Stockholder may reasonably request in order more effectively to convey, assign, transfer to and vest in such Selling Stockholder the Shares purchased by such Selling Stockholder at the Option Closing.

          9.5.  Effect of Exercise.  If Continental
exercises the Option, upon the conclusion of the Option Closing this Agreement shall terminate and have no further force or effect and there shall be no liability or obligation on the part of either Continental or any of the Selling Stockholders in respect of any covenant, condition or agreement contained herein and the purchase and sale of the Shares pursuant to Section 1.1 hereof shall be rescinded, and each party shall be restored to the condition existing prior to such purchase and sale, except that
(a) the representations and warranties contained in Paragraphs 1 and 2 of the Officer's Certificate, (b) the covenants of Continental contained in Section 9.4 hereof and
(c) the obligations of Continental contained in Sections 8.2(c) (including the procedures with respect thereto set forth in Section 8.3 hereof) and 8.4 hereof shall survive the Option Closing, without regard to any investigation made by the parties hereto. In such event, each party hereto agrees, at its own expense, to execute, deliver, file and record any instrument, document, agreement or other paper and take any other action that the other party may reasonably request from time to time or that the other party shall become aware may be necessary or desirable, in order to effect the foregoing. If between the Closing and the Option Closing Continental shall receive any dividends or other distributions (whether in the form of cash, securities or other property) from Underwriters Re in respect of the Shares acquired by Continental at the Closing, Continental shall at the Option Closing pay such dividends or other distributions over to the Selling Stockholders, pro rata, in proportion to their respective interests in such Shares.

          9.6.  Termination of Option.  If the Alleghany
Closing shall have occurred at any time during the Option
Period or if Continental shall not have delivered an Option
Notice pursuant to the terms of this Section 9 during the Option Period, then the Option shall terminate and have no further force or effect.


10.  MISCELLANEOUS PROVISIONS.

          10.1. Expenses. Whether or not the Closing takes place and regardless of whether this Agreement is terminated, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement or in consummating the transactions contemplated hereby (including, without limitation, disbursements and expenses of its attorneys, accountants and advisors).

          10.2.  Notices.  All notices or other
communications require or permitted under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by personal delivery, by facsimile transmission, or by registered, certified or express mail, postage prepaid, addressed as follows:

          If to Continental, to

               William F. Gleason, Jr., Esq.
               Senior Vice President,
                 General Counsel and Secretary
               The Continental Corporation
               180 Maiden Lane
               New York, New York  10038
               Telecopy:  (212) 440-7982

          with a copy to

               Deborah F. Stiles, Esq.
               Debevoise & Plimpton
               875 Third Avenue
               New York, New York  10022
               Telecopy:  (212) 909-6836

          If to the Selling Stockholders, to

               Goldman, Sachs & Co.
               85 Broad Street
               New York, New York  10004
               Attention:  General Counsel
               Telecopy:  (212) 902-3000

          with a copy to

               Frank H. Golay, Jr., Esq.
               Sullivan & Cromwell
               444 South Flower Street
               Los Angeles, California  90071
               Telecopy:  (212) 683-0457


Any party may change the person and addresses to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

          10.3.  Entire Agreement.  Except as otherwise
provided herein, this Agreement, together with the exhibits and schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

          10.4. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          10.5. No Assignment. This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein shall be made by any party hereto without the express prior written consent of the other party, except that Continental shall be permitted, without such consent, to assign any of its rights hereunder (but not to delegate any of its obligations hereunder) to any of its wholly owned subsidiaries (provided that Continental may not, following such assignment to such a subsidiary, transfer or dispose of such subsidiary, or any equity interest therein, to any third party without the express prior written consent of each Selling Stockholder).

          10.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, except (a) matters related to the validity of corporate or partnership action, which shall be governed by the laws of the state or other jurisdiction of incorporation or organization of the relevant corporation or partnership, as the case may be, and
(b) matters related to compliance of the transactions contemplated hereby with applicable insurance regulatory statutes, which shall be governed by the laws of the state or other jurisdiction the insurance regulatory statutes of which apply.

          10.7.  Counterparts.  This Agreement may be
executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

          10.8. Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.


          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on the date first above written.


                              THE CONTINENTAL CORPORATION



                              By /s/Wayne H. Fisher


STONE STREET FUND 1986              BRIDGE STREET FUND 1986
BY:  Stone Street Advisors Corp.,   BY:  Stone Street Advisors Corp.,
     General Partner                     Managing General Partner



BY:  /s/Richard A. Friedman         BY:  /s/Richard A. Friedman
     Vice President                     Vice President


STONE STREET FUND 1987              BRIDGE STREET FUND 1987
BY:  Stone Street Capital Corp.,    BY:  Stone Street Capital Corp.,
     General Partner                     Managing General Partner



BY:  Richard A. Friedman            BY:  Richard A. Friedman
     Vice President                      Vice President


BROAD STREET INVESTMENT FUND I, LP.
BY:  Goldman, Sachs & Co.,
     General Partner



BY:  /s/Richard A. Friedman
     Partner


GOLDMAN, SACHS & CO.



BY:  /s/Richard A. Friedman
     General Partner





                        Schedule 1.2

Selling Stockholder                     Number of Shares
Goldman, Sachs & Co.                         293,498
Stone Street Fund 1986                       100,000
Stone Street Fund 1987                       166,666
Broad Street Investment                    3,297,730
  Fund I, L.P
Bridge Street Fund 1986                       66,667
Bridge Street Fund 1987                       66,667

                        Schedule 2.1

          The Shares are held subject to the Shareholders'
Agreement dated as of December 29, 1987, as amended on July 6, 1988, May 29, 1991 and May 1, 1993, among
Continental, the Selling Stockholders and certain management stockholders named therein.